Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert O. Bond and Julie H. Edwards, or any of them, acting individually or together, as such person’s true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and revocation, to act in any capacity for such person and in such person’s name, place and stead, to sign the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the New York Stock Exchange.

Dated: March 16, 2006

/s/ ROBERT O. BOND Robert O. Bond
/s/ JULIE H. EDWARDS Julie H. Edwards
/s/ GARY W. LEFELAR Gary W. Lefelar